Exhibit 99.1

CONTACT: COUNSEL:	-OR-	INVESTOR RELATIONS
Donald Russell, Vice-Chairman		Adam Prior

drussell@ceaworldwide.com		(212) 836-9606

Robert Moreyra, Executive Vice President		aprior@equityny.com

rmoreyra@ceaworldwide.com		Devin Sullivan

CEA Acquisition Corp.		(212) 836-9608

(813) 318-9444		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

SHAREHOLDERS APPROVE MERGER BETWEEN CEA ACQUISITION CORPORATION

AND ETRIALS WORLDWIDE, INC.

Tampa, FL and Morrisville, NC – February 9, 2006 – CEA Acquisition Corporation (OTCBB: CEAC, CEACU, CEACW) (“CEAC”), a specified purpose acquisition company, and privately held etrials Worldwide, Inc. (‘etrials”), a global provider of integrated software for the life sciences industry, announced today that CEAC stockholders have approved the merger of the two companies. The vote to approve the merger took place today at CEAC’s special meeting of stockholders. Closing of the merger immediately followed. Upon the closing, CEAC changed its name to etrials Worldwide, Inc. More than $20 million held in trust was released upon consummation of the merger to be used by the combined company.

CEAC expects that its common stock, warrants and units will cease trading on the Over-the-Counter Bulletin Board and begin trading on the Nasdaq National Market under the symbols ETWC, ETWCW and ETWCU, respectively, shortly after the closing.

As a result of the merger, the stockholders of etrials will receive 7,446,360 shares of CEAC common stock and CEAC warrants to purchase an additional 4,250,000 shares. CEAC will then have 12,346,360 shares and 12,350,000 warrants outstanding. None of the shares of Common Stock issued in the merger will be tradeable on the public market until August 2006, after which shares will become tradeable in installments, subject to indemnification and other conditions more fully described in the Company’s registration statement on Form S-4. 1,400,000 of the shares issued to the etrials stockholders and 166,250 shares owned by pre-merger management of CEA will be cancelled, if by February 19, 2008 the market price of the Common Stock is not at least $7.00, calculated as described in the Company’s Form S-4 registration statement. The warrants issued in the merger are immediately tradeable.

In addition to approving the merger, CEAC shareholders also approved the CEAC 2005 Performance Equity Plan and certain amendments to CEAC’s certificate of incorporation, including the change of name.

“This merger marks a new chapter in etrials’ history,” John Cline, etrials’ Chief Executive Officer, commented. “As a result of the merger and subsequent Nasdaq National Market listing, we expect to be even stronger competitor in the industry while at the same time helping to accelerate the approval of new drugs. We are confident that this transaction will enhance the long term value of etrials for our shareholders.”

About etrials Worldwide, Inc.

etrials (which includes etrials Worldwide, Inc. and its wholly owned European subsidiary) offers a fully integrated suite of eClinical software created specifically for pharmaceutical, biotechnology and contract research organizations to support the entire clinical trial process, from collection and cleaning to the integration and review of data. Its products enable its customers to collect and transmit data through various communications vehicles such as computers, phones, tablet PCs and handheld devices from sites that are participating in clinical studies. etrials’ expertise includes studies from Phase I to post-approval. etrials’ has conducted over 450 trials in 50 countries, involving more than 150,000 patients and has experience in every major therapeutic area.

etrials was established to help guide companies through the evolution from paper to electronic data processes. Many factors are driving demand in the industry for eClinical technology including: the implementation of new drug discovery technologies increasing the number of potential new drugs candidates to be researched; the decline in the number of blockbuster drugs in the development pipeline requiring companies to shorten clinical trials through technology integration; and the general need to reduce costs and increase efficiencies in clinical research.

etrials is headquartered outside the Research Triangle Park in Morrisville, North Carolina, with offices in New York and the United Kingdom, and field sales personnel in US locations including California, Pennsylvania and Indiana as well as European locations including Dublin, Ireland and Nice, France.

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